Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3), as amended by Amendment No. 2 and related prospectus of Star Scientific, Inc. and Subsidiary for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2006, with respect to the consolidated financial statements, Management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Star Scientific, Inc. and Subsidiary included in its Amended Annual Report on Form 10-K/A, for the year ended December 31, 2005.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

March 23, 2006